SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                          DISCOVERY LABORATORIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  254668 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 3, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 254668 10 6                  13G                     Page 2 of 7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

LABORATORIOS DEL DR. ESTEVE, S.A.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


SPAIN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,285,584
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          317,164
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,285,584
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            317,164
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,602,748(1)

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        CO

_______________
(1) Includes 51,174 shares issuable under a currently excercisable warrant, 2,234,410 shares of common stock of Discovery Laboratories, Inc. beneficially owned by Laboratorios del Dr. Esteve, S.A. and 317,164 shares of common stock of Discovery Laboratories, Inc. beneficially owned by Laboratorios P.E.N., S.A., an affiliate of Laboratorios del Dr. Esteve, S.A.

CUSIP No. 254668 10 6                  13G                     Page 3 of 7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


LABORATORIOS P.E.N., S.A.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


SPAIN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              317,164
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                317,164
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        317,164

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        CO

CUSIP No. 254668 10 6                  13G                     Page 4 of 7 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


ANTONIO ESTEVE, PH.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


SPAIN
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES               44,590
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING             44,590
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        44,590

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [x]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.09%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN

CUSIP No. 254668 10 6                  13G                     Page 5 of 7 Pages

Item 1(a).  Name of Issuer:

            Discovery Laboratories, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            (i)         Laboratorios del Dr. Esteve, S.A.
                        Av. Mare de Deu de Montserrat, 221
                        08041 Barcelona (Spain)

            (ii)        Laboratorios P.E.N., S.A.
                        Av. Mare de Deu de Montserrat, 221
                        08041 Barcelona (Spain)

            (iii)       Antonio Esteve, Ph.D.
                        Av. Mare de Deu de Montserrat, 221
                        08041 Barcelona (Spain)
            ____________________________________________________________________

Item 2(c).  Citizenship:

            (i)    Laboratorios del Dr. Esteve, S.A. is a Spanish corporation.

            (ii)   Laboratorios P.E.N., S.A. is a Spanish corporation.

            (iii)  Antonio Esteve, Ph.D. is a Spanish citizen.
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

            Common Stock, $.001 par value
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

            254668 10 6
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

CUSIP No. 254668 10 6                  13G                     Page 6 of 7 Pages

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          2,647,338 (See paragraph (c) below.)
          ______________________________________________________________________

     (b)  Percent of class:

          5.6%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          LABORATORIOS DEL DR. ESTEVE, S.A.*

          (i)   Sole power to vote or direct the vote: 2,285,584

          (ii)  Shared power to vote or direct the vote: 317,164

          (iii) Sole power to dispose or to direct the disposition of:
                2,285,584

          (iv)  Shared power to dispose or to direct the disposition of:
                317,164

          ---------
          * Consists of 51,174 shares issuable under a currently exercisable warrant, 2,234,410 shares of common stock of Discovery Laboratories, Inc. beneficially owned by Laboratorios del Dr. Esteve, S.A. and 317,164 shares of common stock beneficially owned by Laboratories P.E.N., S.A., an affiliate of Laboratorios del Dr. Esteve, S.A.

          LABORATORIOS P.E.N., S.A.

          (i)   Sole power to vote or direct the vote: 0

          (ii)  Shared power to vote or direct the vote: 317,164

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv)  Shared power to dispose or to direct the disposition of:
                317,164

          ANTONIO ESTEVE, PH.D.

          (i)   Sole power to vote or direct the vote: 44,590**

          (ii)  Shared power to vote or direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 44,590**

          (iv)  Shared power to dispose or to direct the disposition of: 0

          ---------
          ** Consists of 40,000 shares of common stock subject to stock options that are currently exercisable within 60 days and held directly by Antonio Esteve, Ph.D. Dr. Esteve is a director of Discovery Laboratories, Inc. and sits on the Executive Committee of Laboratorios del Dr. Esteve, S.A. Dr. Esteve disclaims beneficial ownership with respect to all shares beneficially held by Laboratorios del Dr. Esteve, S.A. and Laboratorios P.E.N., S.A.

CUSIP No. 254668 10 6                  13G                     Page 7 of 7 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         Not applicable.
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         Not applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         Not applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


          Not applicable.
          ______________________________________________________________________

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 22, 2005               LABORATORIOS DEL DR. ESTEVE, S.A.


                                        /s/ Jose M. Rafols Ferrer
                                        ----------------------------------------
                                        Name:  Jose M. Rafols Ferrer
                                        Title: Financial Director


                                        LABORATORIOS P.E.N., S.A.


                                        /s/ Jose M. Rafols Ferrer
                                        ----------------------------------------
                                        Name:  Jose M. Rafols Ferrer
                                        Title: Financial Director


                                        ANTONIO ESTEVE


                                        /s/ Antonio Esteve
                                        ----------------------------------------
                                        Name:  Antonio Esteve